Exhibit 10.2

Non-Employee Director Compensation Policy

Directors of Vivani Medical, Inc. (the “Company”) that are not employees of the Company or one of its subsidiaries receive compensation for their services to the Board of Directors and related committees as set forth below.

Annual Cash Retainer Fees

Effective September 1, 2022, the annual cash retainer fees for non-employee Directors of the Company will be as follows:

Description	Annual Amount

Retainer	$35,000

Chairman of the Board additional retainer	$20,000

Chair of standing Committees additional retainer

Audit Committee	$20,000
Compensation Committee	$12,000
Nominating & Governance Committee	$8,000

Member of standing Committees additional retainer
Audit Committee	$10,000
Compensation Committee	$6,000
Nominating & Governance Committee	$4,000

These retainer fees are paid to the Director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above and being paid in cash at the end of each quarter of service.

For clarity, the Committee Member retainer shall be payable to each member of the respective Committee who is not also the Chair of that Committee. The Chair of a Committee shall be entitled to receive only the Committee Chair retainer for that particular Committee.

Any Director may choose to receive the equivalent of the annual cash retainer for that Director in options to buy common stock in the Company instead of in cash. This choice must be made in writing by July 1 of each year and the choice is effective for one year. The number of options will be set to be equivalent to the value of the total annual retainer fee for that Director. The grant date for these options will be July 1 of each year. These options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the most recent trading date in the Company’s common stock if the grant date is not a trading date) and will vest one-fourth at the end of each quarter following the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee to evidence such type of grant pursuant to this policy.

Equity Award Grants

The following equity award grant policies are adopted effective September 1, 2022. The equity awards set forth herein will be made from the Company’s 2022 Omnibus Incentive Plan or any successor plan designated by the Board (“Plan”):

Initial Options Grant: Each non-employee Director who joins the Board (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive a grant of options to purchase Company common stock upon appointment to the Board of Directors. The number of options will be set to be equivalent to the value of the annual retainer fee. These options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the most recent trading date in the Company’s common stock if the grant date is not a trading date) and will vest in monthly installments over the three-year period following the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee to evidence such type of grant pursuant to this policy.

Annual Options Grant: On July 1 of each year, each non-employee Director then in office will receive a grant of options to purchase Company common stock. The number of options will be set to be equivalent to the value of the annual retainer fee. These options will have an exercise price equal to the closing price of the Company’s common stock on the grant date (or as of the most recent trading date in the Company’s common stock if the grant date is not a trading date) and will vest in total on the first anniversary of the grant. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Compensation Committee to evidence such type of grant pursuant to this policy.

Stock Ownership Guidelines

The Board has determined not to enact any stock ownership guidelines for Directors at this time.

Cap on total annual Compensation

The maximum total annual compensation for Directors shall not exceed $750,000 for the Board Chair. The maximum total annual compensation for other Directors shall not exceed $500,000 except for a maximum of $750,000 including an Initial Options Grant.

Partial Terms of Office

In the event a Director leaves the Board before the end of his or her term due to resignation, death, or removal, cash retainer fees will be paid to that Director on a pro rata basis. Any equity grants already made to that Director will be governed by the provisions of the plan under which granted.

Expense Reimbursement

Reasonable and customary expenses associated with travel on Board or Committee business or other expenses incurred at the request of the Board will be reimbursed by the Company.

Prohibited Compensation

Directors of the Company will not be engaged as paid consultants or advisors by the Company or any of its subsidiaries.

The Board of Directors may amend or terminate this policy at any time, provided, however, that equity awards under this policy will cease without any action of the Compensation Committee or Board if the Company’s 2022 Omnibus Incentive Plan expires prior to the Board designating a successor plan under which the equity awards are to be made.

Adopted: November 7, 2022

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